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PROGENICS PHARMACEUTICALS, INC.
(Name of Registrant as Specified in Its Charter)

VELAN CAPITAL, L.P.

ALTIVA MANAGEMENT INC.

BALAJI VENKATARAMAN

VIRINDER NOHRIA

LTE PARTNERS, LLC

LTE MANAGEMENT, LLC

MELKONIAN CAPITAL MANAGEMENT, LLC

RYAN MELKONIAN

TERENCE COOKE

DEEPAK SARPANGAL

GÉRARD BER

ERIC ENDE

ANN MACDOUGALL

HEINZ MÄUSLI

DAVID MIMS

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Velan Capital, L.P., together with the other participants named herein (collectively, the “Participating Stockholders”) have filed a definitive consent statement and accompanying GREEN consent card with the Securities and Exchange Commission (“SEC”) to be used to solicit consents from stockholders of Progenics Pharmaceuticals, Inc., a Delaware corporation (the “Company”), for a number of proposals, the ultimate effect of which, if successful, would be to reconstitute the Board of Directors of the Company (the “Board”) through the removal of three current members of the Board and the election of the Participating Stockholders’ five highly qualified nominees.

On November 5, 2019, the Participating Stockholders delivered the following message to stockholders:

Dear Fellow Progenics Stockholder –

Thanks for your commitment to Progenics Pharmaceuticals, Inc. (“Progenics”, “PGNX” or the “Company”) and your willingness to hear from Velan and its nominees about the plan to save the Company. As the second largest stockholder in Progenics, our interests are fully aligned with yours – contrary to the current directors, whose stock ownership is minimal.

When considering your vote, please think about this troubling scenario: the incumbent Board remains in control and the Lantheus merger goes to a stockholder vote. In this situation, we believe stockholders would reject the deal. Leading proxy advisory firms Glass Lewis and ISS appear to agree, stating “a dubiously timed and potentially obstructive control transaction which, based on market trends to date, has failed to gain any measurable traction among investors” and “[t]he excess of the share price over the deal value likely reflects the market's view that the transaction undervalues PGNX shares,” respectively. In this scenario, you, as a stockholder, are left with an incumbent Board that still retains majority control and has NO DISCLOSED PLAN FOR PROGENICS ON A STAND-ALONE BASIS. While some of Velan’s nominees may be in the boardroom in the situation, the incumbent Board could reject their attempts to implement a plan that will save Progenics – further delaying much needed change and wasting time and valuable resources when time is of the essence.

This vote should come down to who is best positioned to lead the Company in case the transaction is not approved – our nominees who have a plan vs. the current Board who has no disclosed stand-alone plan. It is imperative that our nominees have a majority of the Board so they are able to implement a stand-alone plan and not be handcuffed by an existing Board that has continually failed stockholders.

If the incumbent Board retains control, time and energy will continue to be wasted at the detriment of stockholders. At some point, 10+ year tenures as directors during a period of poor stock performance, operational missteps and excessive compensation should not be rewarded or tolerated.

By voting for five highly qualified, fully independent nominees and removing majority control from the incumbent Board, stockholders will…

•	Add much-needed expertise in the boardroom
•	Create stockholder alignment as all nominees have stated their intent to purchase shares (Dr. Gerard Ber has already purchased 50,000 shares personally)
•	Provide new, unbiased directors the opportunity to weigh in on the pending Lantheus transaction to determine whether it is in stockholders’ best interests (if so, we believe this would add credibility to the deal as the current Board has lost the trust of stockholders). Velan’s nominees are committed to reviewing this deal impartially once inside the boardroom
•	Allow for a stand-alone option as Velan’s nominees have spent a significant amount of time creating a plan to save Progenics

By electing Velan’s five independent nominees to constitute a majority of the Board, you would be opening the door to several value-creating options – a new perspective on the Lantheus deal (which if approved by a reconstituted Board may improve stockholder sentiment around the transaction), the potential evaluation of superior offers and the ability to implement and execute on a comprehensive, well-communicated plan in the event the Lantheus transaction does not come to fruition.

FOLLOW THE RECOMMENDATIONS OF GLASS LEWIS, ISS AND EGAN JONES, AND VOTE ON THE GREEN CONSENT CARD FOR VELAN’S NOMINEES BY FRIDAY, NOVEMBER 8, 2019

Thank you,

Bala Venkataraman